Exhibit 99.1

Movella Announces Notification from Nasdaq Related to Delayed Form 10-Q Filing

HENDERSON, Nev., Nov. 16, 2023 (GLOBE NEWSWIRE) -- Movella Holdings Inc. (NASDAQ: MVLA) (“Movella”), a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement, announces today that it received a notice (the “Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) on November 16, 2023 stating that Movella is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of Movella’s failure to timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2023 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”).

On November 15, 2023, Movella filed a Notification of Late Filing on Form 12b-25 indicating that the filing of the Quarterly Report would be delayed principally due to the ongoing review by the Audit Committee of Movella’s Board of Directors in connection with the restatements of Movella’s previously issued unaudited condensed consolidated financial statements and the notes thereto with respect to the quarterly periods ended March 31, 2023, and June 30, 2023. The review and restatements are more fully described in Movella’s Current Report on Form 8-K filed on November 14, 2023.

Under Nasdaq rules, Movella now has 60 calendar days (until January 16, 2024) to submit a plan to regain compliance. If Nasdaq accepts Movella’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Quarterly Report’s original due date, which 180-day period would end on May 13, 2024, to regain compliance. Movella can regain compliance with Nasdaq’s continued listing standards at any time before such dates by filing the Quarterly Report with the SEC and any other subsequent reports that are required to be filed during the 180-day exception period.

Movella continues to work expeditiously to conclude the review and file the Quarterly Report as soon as practicable.

The Notice has no immediate effect on the listing of Movella’s securities on Nasdaq. There can be no assurance, however, that Movella will be able to regain compliance with the listing standards discussed above.

About Movella Holdings Inc.

Movella is a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement. Movella serves the entertainment, health & sports, and automation & mobility markets. Our innovations enable customers to capitalize on the value of movement by transforming data into meaningful and actionable insights. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, Siemens, and over 500 sports organizations, Movella is creating extraordinary outcomes that move humanity forward. To learn more, please visit www.movella.com.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of Movella’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the ongoing review in connection with the restatements of Movella’s previously issued unaudited condensed consolidated financial statements and the notes thereto with respect to the quarterly periods ended March 31, 2023, and June 30, 2023, Movella’s efforts with respect to the review and the filing of the Form 10-Q for the quarterly period ended September 30, 2023, and Movella’s ability to regain compliance with Nasdaq’s listing standards and related timing matters. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Movella’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in Movella’s SEC filings available at www.sec.gov, including without limitation, Movella’s annual report on Form 10-K, quarterly reports on Form

10-Q and subsequent filings made by Movella with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Except as required by law, Movella undertakes no obligation to update or revise any forward-looking statements.

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